Exhibit 16.1

September 15, 2025

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re: Strive, Inc. (formerly, Asset Entities Inc.)

Commission File No: 001-41612

We have read the statements made by Strive, Inc. (which was, until September 12, 2025, known as Asset Entities Inc.) (the “Company”) included under Item 4.01 of the Company’s Current Report on Form 8-K dated September 15, 2025, regarding the Company’s recent change of auditors, and we agree with paragraph 2, 3, 4 and 5 under item 4.1 and neither agree nor disagree on other parts.

Very truly yours,

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants